Exhibit 3.27

SONAC USA LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

LIMITED LIABILITY COMPANY OPERATING AGREEMENT of Sonac USA LLC, a Delaware limited liability company (the “Company”), dated January 14, 2010 among the persons listed on Schedule A attached hereto (as amended from time to time), as members of the Company (the “Members”).

WHEREAS, the original Member desires to form and organize a limited liability company under the Delaware Limited Liability Company Act (the “Act”); and

WHEREAS, the original Member and such other persons, if any, who shall hereafter become Members wish to set forth their agreement as to the management of the business and affairs of such limited liability company;

WHEREAS, although it is expected that the Company shall have only one Member, such original Member wishes this Operating Agreement to contain provisions applicable to limited liability companies having more than one Member;

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties hereby agree as follows:

Article 1. Formation and Organizational Matters

1.1 Formation. The Company was organized as a Delaware limited liability company under and pursuant to the Act on November 24, 2009, the date of the filing of the Certificate of Formation of the Company with the Delaware Secretary of State. The Members hereby reaffirm the authority of Robert C. Muffly to sign and file such Certificate of Formation on their behalf. The rights and obligations of the Members shall be as set forth in the Act, the Certificate of Formation and this Agreement.

1.2 Name. The name of the Company is “Sonac USA LLC” and all business of the Company shall be conducted in that name, or in such other name as the Members may hereafter from time to time select in accordance with this Agreement and the Act.

1.3 Term. The term of the Company shall continue until the Company is dissolved in accordance with this Agreement or the Act.

1.4 Purpose. The principal purpose of the Company is to acquire and operate a facility for the manufacture and sale of functional proteins. Notwithstanding the foregoing, the Company may carry on any lawful business, purpose or activity permitted under the laws of the State of Delaware, with the exception of the business of granting policies of insurance, or assuming insurance risks or banking as defined in Section 126 of Title 8 of the Delaware Code. The Company shall possess and may exercise all powers necessary or convenient to the conduct and promotion of its businesses or activities.

1.5 Principal Office. The principal office of the Company shall be located at such place as shall be determined from time to time by the Members. The name and address of the registered agent upon whom process against the Company may be served is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19808, County of New Castle, United States of America. The Members may, in their discretion, change the registered agent from time to time, in conformity with the provisions of the Act.

1.6 Members. The name, address, Initial Capital Contribution (as defined in Section 3.1) and Percentage Interest (as defined in Section 1.7) of each of the Members are listed on Schedule A hereto. It is understood that as additional Members join the Company, Schedule A shall be revised in accordance with Section 7.4. Each Member that is a corporation shall appoint an individual who shall represent such corporate Member in all matters dealing with the Company. A corporate Member may change its representative from time to time by written notice to the Company and the other Members.

1.7 Percentage Interests. As of the date hereof, each Member shall have a percentage interest (such percentage interest, as the same shall be adjusted from time to time as provided in this Agreement, herein referred to as “Percentage Interest’’) in the Company set forth opposite such Member’s name in Schedule A hereto.

Article 2. Management

2.1 Management. Subject to the provisions of this Agreement, the power to make any and all decisions regarding any actions or undertakings of or by the Company, including, but not limited to, the making of any expenditures or commitments, or the taking of any actions, involving the Company or its business, shall be vested in the Members of the Company. Notwithstanding the provisions of Section 18-407 of the Act, but subject to Section 2.2 of this Agreement, no one Member shall have the authority to delegate any rights and powers to manage and control the business and affairs of the Company to any other person.

2.2 Board of Directors. Subject to the provisions of this Agreement, the Members may delegate the management of the Company to a board of managers, which shall also be known as the board of directors. Notwithstanding the provisions of Section 18-402 and 18-407 of the Act, no one director shall have the authority to bind the Company or to delegate any rights and powers to manage and control the business and affairs of the Company to any other person.

2.2.1. Number and Term; Qualifications. The number that shall constitute the whole board of directors shall be not less than one nor more than nine as fixed from time to time by resolution of the board of directors or by the Members at an annual or special meeting; provided, that no decrease in the number of directors shall shorten the term of any incumbent director. The directors shall be elected at the annual meeting of the Members, except that any vacancy may be filled as provided in Section 2.2.3. Each director shall hold office for a term expiring at the annual meeting of Members next succeeding his election or until his successor is elected and has qualified or until his earlier resignation, removal or other vacation of office. A director need not be a Member, a citizen of the United States or a resident of the State of Delaware.

2.2.2. Resignations. Any director may resign at any time upon written notice to the Company. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the president or secretary. The acceptance of a resignation shall not be necessary to make it effective.

2.2.3. Vacancies. If the office of any director becomes vacant, or if any new directorship is created by an increase in the number of directors, the remaining directors in office, by a majority vote, or the sole remaining director may appoint any qualified person to fill such vacancy, and such person shall hold office for the unexpired term and until his successor is elected and has qualified or until his earlier displacement from office.

2.2.4. Removal. Any director may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of the Percentage Interests in the Company at a special meeting of the Members called for that purpose, and the vacancies thus created may be filled at the meeting held for the purpose of removal or at any subsequent meeting of Members by a majority vote of the Members entitled to vote and present or represented at such meeting.

2.2.5. Powers. The board of directors shall exercise all of the powers of the Company except such as are by law, by the Certificate of Formation or by this Agreement conferred upon or reserved to the Members.

2.2.6. Meetings.

(a) Annual Meetings. The directors elected at each annual meeting of Members shall hold their first meeting immediately thereafter, if a quorum be present, or as soon as conveniently possible at a time and place fixed by notice of meeting or by consent in writing of all the directors.

(b) Regular Meetings. Regular meetings of the board of directors may be held without notice at such places and times as shall from time to time be fixed in advance by resolution of the board of directors.

(c) Special Meetings. Special meetings of the board of directors may be called by the president and, at the written request of any director, by the secretary, and shall be held at such time and place as may be determined by the board of directors, or as shall be stated in the notice of the meeting.

2.2.7. Quorum. Unless there is a board of one director, one-third of the total number of directors (but in no case fewer than two directors) shall constitute a quorum for the transaction of business. If at any meeting of the board of directors less than a quorum shall be present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned.

2.2.8. Voting. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of such board, except as may be otherwise specifically provided by statute or by this Agreement. Members of the board of directors may participate in a meeting of such board by means of conference telephone or similar communications equipment whereby all participants can hear each other, such participation constituting presence in person at such meeting.

2.2.9. Compensation. Unless otherwise determined by the Members, directors shall not receive any stated salary for their services as directors, but by resolution of the board of directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Company in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

2.2.10. Action Without Meeting. Any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting if all members of the board consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board.

2.3 Officers. The board of directors may appoint one or more persons to act as officers of the Company, including a president, a treasurer and a secretary, who shall have such responsibilities and duties with respect to the business of the Company as the Members may determine pursuant to Section 2.7. In addition, the board of directors may elect a chairman of the board of directors, one or more vice presidents and may elect or delegate to the president authority to appoint one or more assistant vice presidents, assistant secretaries and such other officers and agents as may be advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board of directors, or by the president in the cases in which he shall have made the appointment. Officers shall be elected at the first meeting of the board of directors after each annual meeting of Members and shall hold office until their successors are elected and qualified or until earlier resignation or removal. More than two offices may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity. Any officer may (subject to contractual commitments with the Company) resign at any time upon written notice to the Company, and vacancies shall be filled by election at the next meeting of the board of directors. Any officer may be removed from office with or without cause at any time by Members holding not less than a majority of the Percentage Interests in the Company (but without prejudice to the contractual rights, if any, of such officer with the Company). Officers may, but need not, also be employees of one or more of the Members.

2.3.1. Chairman. The chairman of the board of directors, if one is elected, shall preside at all meetings of the board of directors at which he is present and shall have such powers and shall have and perform such other duties as from time to time may be assigned to him by the board of directors.

2.3.2. President. The president shall be the chief executive officer of the Company and shall have the same general powers and duties of supervision and management over the affairs of the Company as are vested in the office of president of a corporation. The president shall preside at all meetings of Members at which he is present, unless a chairman of the board is elected and is present, in which case the chairman shall preside at such meetings. The president shall have general supervision, direction and control of the business of the Company, except as otherwise provided by the board of directors. Except as the Members or the board of directors shall authorize the execution thereof in some other manner, the president, and the chairman of the board, if one is elected, shall have the power, acting singly, to execute bonds, mortgages and other contracts on behalf of the Company and shall cause the seal of the Company to be affixed to any instrument requiring it and when so affixed the seal shall be attested by the signature of the secretary or the treasurer or an assistant secretary or an assistant treasurer.

2.3.3. Vice President. Each vice president shall have such powers and shall have and perform such duties as from time to time may be assigned to him by the board of directors or the president.

2.3.4. Treasurer. The treasurer shall have the custody of the company funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Company. He shall deposit all money and other valuables in the name and to the credit of the Company in such depositaries as may be designated by the board of directors. The treasurer shall disburse the funds of the Company as may be ordered by the board of directors or by the president, taking proper vouchers for such disbursements. He shall render to the president and board of directors at the regular meetings of the board of directors, or whenever requested, an account of all his transactions as treasurer and of the financial condition of the Company. If required by the board of directors, he shall give the Company a bond for the faithful discharge of his duties in such amount and with such surety as the board of directors shall prescribe.

2.3.5. Secretary. The secretary shall give, or cause to be given, notice of all meetings of Members and directors, and all other notices required by law or by this Agreement, and in case of his absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the president, or by the directors, or by the Members, upon whose requisition the meeting is called as provided in this Agreement. He shall record all the proceedings of the meetings of the Company and of the board of directors in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him by the board of directors or by the president. He shall have the custody of the seal of the Company and shall affix the same to all instruments requiring it, when authorized by the directors or by the president, and shall attest the same.

2.4 Execution of Documents. All instruments executed and delivered on behalf of the Company, including, but not limited to, any note or other evidence of indebtedness, contract, lease agreement, security agreement, financing statement, management agreement or other instrument purporting to convey or encumber in whole or in part, any or all of the assets of the Company or any rights with respect thereto, at any time held in its name, or any receipt or compromise or settlement agreement with respect to the accounts receivable and claims of the Company, shall be signed by (i) all of the Members of the Company, (ii) the president of the Company, or (iii) a person, including an officer of the Company, expressly so authorized by the Members, the board of directors or the president; without such signatures or signature, no such instrument shall be valid, binding or enforceable against the Company.

2.5 Meetings of Members. The Members may meet in such manner, at such times and places, and upon such notice, as the Members deem fit. Members may participate in and vote at any meeting by means of conference telephone or similar communications equipment whereby all participants can hear each other, and such participation shall constitute presence in person at such meeting.

2.6 Proxies. At any meeting of Members, a Member may be represented and vote by proxy executed in writing by the Member or by its duly authorized attorney-in-fact. Such proxy shall be filed with the Company before or at the time of the meeting.

2.7 Voting. Except as otherwise expressly provided in this Agreement, the Members shall have the exclusive authority to manage the operations and affairs of the Company and shall have all authority, rights and powers conferred by law and those required or appropriate for the management of the Company’s business. Except as otherwise expressly provided in this Agreement, any action or decision approved by Members holding not less than a majority of the Percentage Interests in the Company shall be the action or decision of the Company.

2.8 Written Consent of Members. Any act required or permitted to be taken at any meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken shall be so signed by Members holding at least a majority of the Percentage Interests in the Company. Any such consent may be signed in counterparts.

2.9 Seal. The seal of the Company shall be circular in form and shall contain the name of the Company, the year of its organization and the words “LIMITED LIABILITY COMPANY SEAL, DELAWARE”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

Article 3. Capital Contribution and Capital Accounts

3.1 Initial Capital Contributions. Each Member shall make the initial capital contribution described for that Member on Schedule A (the “Initial Capital Contribution”) at the time and on the terms specified in Schedule A. No Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in this Agreement.

3.2 Additional Capital Contributions. Subject to Sections 8.3 and 8.4, no Member shall be required to make additional capital contributions to the Company. With the consent of all of the Members, a Member may contribute additional capital to the Company, and if any such contribution consists of property, the same shall be recorded on the books of the Company at the fair market value thereof. Upon the approval of the Members pursuant to Section 2.7, the Company also may obtain such capital from third parties who shall become additional Members.

3.3 Capital Accounts. A capital account (“Capital Account”) shall be established for each Member. All Capital Accounts shall be determined and maintained throughout the full term of this Agreement in accordance with the capital accounting rules of applicable Treasury Regulations issued under Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the Capital Account of each Member shall be equal to the sum of the capital contributions made by that Member (i) increased by the amount of all net income and gain allocated to that Member pursuant to Section 5.1, and (ii) decreased by the amount of all losses and deductions allocated to that Member pursuant to Section 5.2 and amounts paid or distributed to that Member pursuant to Section 6.2 or Article 8. No interest shall be paid or credited on any Member’s Capital Account.

3.4 No Obligation to Restore Deficit Balance. Except as required by law or by Section 8.3 or 8.4, no Member shall be required to restore any deficit balance in its Capital Account.

Article 4. Certain Business Matters and Policies

4.1 Duties of Officers; Compensation. The Members contemplate that the officers of the Company shall handle the day-to-day affairs of the Company. The Company shall be authorized to pay compensation to the officers of the Company, and, if approved by the Members, to the directors of the Company.

4.2 Expenses. The Company shall reimburse the directors and officers for any out-of-pocket expenses reasonably incurred by the directors or officers in the performance of their duties to the Company upon receipt of appropriate vouchers therefor and in accordance with the Company’s current practices or as such practices may be changed from time to time by the Members.

Article 5. Allocation of Net Income and Loss; Other Tax Matters

5.1 Allocation of Net Income. Net income for each taxable year of the Company shall be allocated to the Members in proportion to their Percentage Interests.

5.2 Allocation of Losses. Net losses for each taxable year of the Company shall be allocated to the Members in proportion to their respective positive Capital Account balances as of the end of such taxable year until such Capital Accounts have returned to zero, and thereafter equally among the Members.

5.3 Fiscal Year. All books and records of the Company shall be kept on the basis of an annual accounting period ending December 31 of each year, except for the final accounting period, which shall end on the dissolution or termination of the Company. The Company’s fiscal and taxable year shall correspond to the annual accounting period described in the preceding sentence, whether the same shall consist of twelve months or less.

5.4 Tax Allocations and Elections. Except as otherwise provided in this Agreement, all items of income, gain, loss, deduction and any other allocations not otherwise provided for shall be allocated among the Members for tax purposes in the same proportions as they are allocated net income or loss or items thereof pursuant to Sections 5.1 and 5.2 for the taxable year or period in question. All elections required or permitted to be made by the Company under the Code shall be made by the Members. If there be only one Member, it is the intention of the Company that it be treated as a branch of such Member for United States tax purposes. If there be more than one Member, it is the intention of the Company to be treated as a partnership for tax purposes and the Company shall not elect to be excluded from the application of the provisions of the Subchapter K of Chapter 1 of Subtitle A of the Code or corresponding provisions of state or local law.

5.5 Tax Matters Partner. If there be more than one Member, the Member designated as such on Schedule A shall be the tax matters partner (the “Tax Matters Partner”) of the Company pursuant to Section 6231(a)(7) of the Code. Such Member shall not resign as the Tax Matters Partner unless, on the effective date of such resignation, the Company has designated another Member as Tax Matters Partner and such Member has given the consent in writing to its appointment as Tax Matters Partner.

Article 6. Distributions

6.1 Definition of Distributable Cash. The term “Distributable Cash” shall mean, at any time, the excess, if any, of cash on hand over the amount of cash reasonably necessary for the conduct of the Company’s business, as determined by the Members.

6.2 Distribution of Distributable Cash. Subject to Section 6.3, distributable cash shall be distributed only upon the affirmative vote of a majority of the Members. At the time of such distribution, the Members shall determine whether the cash distributed constitutes a return of capital or a payment of income.

6.3 Distribution of Cash to Pay Tax Liabilities. The Members shall cause the Company to distribute to the Members pursuant to Section 6.2 each year an amount of cash on hand, whether or not such cash constitutes Distributable Cash, at least equal to the amount of United States federal taxes that the Members will have to pay that year in respect of the net income of the Company allocated to the Members for the immediately preceding year.

Article 7. Transfer of Interests; New Members

7.1 Restrictions on Transfers. Except as otherwise provided in this Agreement, no Member shall sell, assign, pledge, encumber or otherwise transfer its interest or any portion thereof or interest therein, or withdraw from the Company. Any such transfer or attempt to withdraw except as permitted under this Agreement shall be void ab initio. Upon such transfer by a Member of all of its interest in a manner permitted or required pursuant to the provisions of this Agreement, such Member shall be deemed to have withdrawn as a Member and shall have no further rights as a Member hereunder.

7.2 Approval for Transfer. If any Member wishes to transfer its interest or any portion thereof (a “Transferring Member”) to a Non-Member, it shall first obtain the written approval from all the Members (other than the transferring Member), which approval may be withheld for any reason or no reason, in the sole discretion of such remaining Member or Members. The Members agree that the restrictions on transferring and withdrawal contained herein are fair and reasonable. If such written approval is not obtained, then any such transfer shall be void ab initio.

7.3 Transfer Among Members. Any Member may transfer all or any portion of his or her interest to another Member(s), and no Member shall have any preference, first refusal or other right to acquire such interest. Upon any transfer pursuant to this Section, the Percentage Interests and any equity of the transferor Member and the transferee Member(s) shall be adjusted. The transferee Member(s) shall assume and be obligated to discharge all of the obligations of the transferor Member attributable to the transferred interest.

7.4 Admission of New Members. One or more additional members of the Company may be admitted to the Company with the consent of all of the Members. No new Member may be admitted unless such Member shall have executed an instrument containing (i) an amended Schedule A to this Agreement reflecting such new Member’s capital contribution to the Company, the new Member’s Percentage Interest, and the Percentage Interests of the other Members (taking into account such new Member) and (ii) such new Member’s agreement to be bound by the terms and conditions hereof. Any transferee Member(s) shall assume and be obligated to discharge all of the obligations of the transferor Member attributable to the transferred interest.

Article 8. Dissolution; Withdrawal

8.1 Events of Dissolution. The Company shall be dissolved upon the earliest to occur of the following:

(a) the death, bankruptcy, incapacity or dissolution of any Member, or the occurrence of any other event that terminates the continued membership of any Member in the Company under the Act (but excluding a termination of membership resulting from a permitted transfer of a Member’s entire interest pursuant to this Agreement), unless the business of the Company is continued by the vote or written consent of the remaining Members holding at least a majority of the Percentage Interests within ninety (90) days following the occurrence of any such event; provided, that, if the Company has only one Member and such Member dies, the legal representative of such deceased Member shall have the right to continue the business and existence of the Company by written notice given to the Company within one year after the death of such Member.

(b) the Members unanimously elect to dissolve the Company; or

(c) except as otherwise herein provided, the occurrence of any other event causing the dissolution of the Company under the Act.

8.2 Procedure of Dissolution. Upon dissolution of the Company, the Members or such other person or persons as are designated by them shall proceed to wind up the business and affairs of the Company in accordance with the terms of this Agreement and the requirements of the Act. Upon the winding up of the Company, its assets shall be distributed as follows:

(a) first, to creditors of the Company, including Members who are creditors, until all of the Company’s debts and liabilities are paid and discharged (or provision is made for payment thereof); and

(b) thereafter, to the Members, in proportion to their positive Capital Account balances as of the date of such distribution, after giving effect to all contributions, distributions, and allocations for all periods.

Such distributions shall be made by such times as may be required under applicable provisions of the Code and the regulations issued thereunder. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company assets. This Agreement shall remain in full force and effect during the period of winding up.

8.3 Deficit Capital Account. Upon the dissolution of the Company, any Member having a deficit balance in its Capital Account shall contribute to the Company the amount of cash or other assets (at their fair market value) necessary to bring the balance of such Member’s Capital Account to zero after taking into account all allocations required by the regulations under Section 704(b) of the Code and all distributions of cash and other assets.

8.4 Withdrawal. If the Members permit a Member to withdraw from the Company and the remaining Members elect pursuant to Section 8.1 of this Agreement that the Company not be dissolved, the withdrawing Member shall be entitled to receive from the Company, in full satisfaction of the withdrawing Member’s interest in the Company, an amount equal to such Member’s Capital Account on the date of withdrawal. If such Member has a deficit balance in its Capital Account on the date of withdrawal, such Member shall contribute to the Company an amount to bring such balance to zero. The Company shall make such payment, or such Member shall make such contribution, before the later of (i) the end of the tax year of the Company in which such withdrawal occurs, and (ii) the date ninety (90) days after the date of such withdrawal.

Article 9. Limitation of Liability; Indemnity

9.1 Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

9.2 Exculpation of Members; Officers. A Member and any director or officer of the Company shall not be liable for any breach of duty in such capacity, unless a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

9.3 Indemnification. The Company shall indemnify and hold harmless each Member and its respective directors, shareholders, officers, employees and agents, and the officers, employees and agents of the Company (each an ‘‘Indemnitee”), against all costs, liabilities, claims, demands, damages and expenses, including reasonable attorneys’ fees (collectively “Indemnifiable Losses”) paid or incurred by any such Indemnitee in connection with the conduct of the business of the Company; provided, that, such indemnification shall not apply, in the case of any Indemnitee, for any Indemnifiable Losses incurred by reason of conduct by such Indemnitee that constitutes willful misfeasance, fraud, gross negligence or reckless disregard of duty.

Article 10. General

10.1 Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by all of the Members.

10.2 Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

10.3 Entire Agreement. This Agreement embodies the entire understanding between the Members concerning the Company and their relationship as Members and supersedes any prior negotiations, understandings, or agreements between them with respect to such subject matter.

10.4 Notices. Any notice hereunder shall be in writing and will be considered effective upon actual receipt (whether by personal delivery or fax) or seven business days after when sent by certified or registered mail, return receipt requested, to the address for such Member specified in this Agreement, or such other address as such Member may have given written notice thereof to the Company and each other Member.

10.5 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remaining provisions of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected.

10.6 Parties Bound. This Agreement shall be binding upon the Members and their respective successors, assigns, heirs, devisees, legal representatives, executors and administrators.

10.7 Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to, and shall not, describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

10.8 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be considered an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the initial Member has executed this Agreement as of the date first set forth above.

ROUSSELOT INC.

SCHEDULE A

Name and Address of Member	Initial Capital Contribution	Percentage Interest
Rousselot Dubuque Inc.	$100	100%
(name changed from Rousselot Inc. on February 6, 2012)
1231 Rochester Street
Mukwonago, WI 53149